                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------


                       WHAT'S FOR FREE TECHNOLOGIES, INC.
                       ----------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
                            (State of Incorporation)

                                   87-0485320
                                   ----------
                      (I.R.S. Employer Identification No.)

        7418 East Helm Drive,
        ---------------------
         Scottsdale, Arizona                                  85260
         -------------------                                  -----
(Address of Principal Executive Offices)                    (Zip Code)

          WHAT'S FOR FREE TECHNOLOGIES, INC. 2000 STOCK INCENTIVE PLAN
          ------------------------------------------------------------
                            (Full Title of the Plan)

                                   -----------
                                                Copy to:
       Incorp. Services, Inc.                          David J. Levenson, Esq.
       ----------------------                          ------------------------
    3675 Pecos-McLeod, Suite 1400                      Jeffrey L. Harvey, Esq.
    -----------------------------                      ------------------------
     Las Vegas, Nevada 89121-3881                      Mays & Valentine, L.L.P.
     ----------------------------                      ------------------------
(Name and Address of Agent for Service)                Suite 600, Tysons Corner
                                                       ------------------------
                                                       McLean, Virginia 22102
                                                       ----------------------
          (702) 266-2500
  (Telephone number, including area
      code, of agent for service)

                                  -------------

                              CALCULATION OF REGISTRATION FEE
===========================================================================================
                                         Proposed        Proposed
                                          Maximum         Maximum
Title of Securities    Amount to be    Offering Price    Aggregate           Amount of
 to be Registered       Registered      Per Share(1)   Offering Price(1)   Registration Fee
-------------------------------------------------------------------------------------------
Common Stock

$.001 par value        5,000,000         $    1.188        $5,940,000        $  1558.00
                       -----------       -----------       -----------       -----------

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. As the registrant's common stock currently trades on the Over-The-Counter-Bulletin-Board ("OTCBB"), the proposed maximum offering price per share of $1.188 was based on average of the bid and asked price as of September 14, 2000.

                                     PART I

                     INFORMATION REQUESTED IN THE PROSPECTUS

Item 1.  Plan Information.

         The registrant, What's For Free Technologies, Inc., will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and the instructions to Form S-8, the registrant is not filing such documents with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The registrant will send or give to participants, upon oral or written request, without charge, the documents incorporated by reference in Item 3 of
Part II of this registration statement as specified by Rule 428(b)(1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, the registrant is not filing such documents with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The request for such documents should be addressed to Wynn J. Bott, Chief Financial Officer What's For Free Technologies, Inc., 7418 East Helm Drive, Scottsdale, Arizona 85260.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         What's For Free Technologies, Inc. (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all persons eligible to participate in the Plan.

         The Company incorporates herein by reference the following documents filed by the Company with the Commission:

                  (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("1934 Act");

                  (b) all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act; and

                  (c) the description of the Company's common stock contained in the "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A filed with the SEC on July 31, 1996, as amended.

         All documents subsequently filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all common stock offered hereby has been sold or which deregisters such common stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to Nevada Revised Statutes ("NRS") 78.7502 of the Nevada General Corporation Law, a corporation may indemnify an officer, director, employee or agent who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except a derivative action, by reason of the fact that he is or was an officer, director, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to NRS 78.751, any discretionary indemnification under NRS 78.7502 may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by: (a) the stockholders; (b) the board of directors by majority vote of directors who were not parties to the action, suit or proceeding; or (c) by independent legal counsel in a written opinion.

         Article VIII of the registrant's bylaws eliminates the personal liability of directors of the registrant to the registrant and its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

         The By-laws also provide for indemnification of the directors and officers of the registrant in most cases for any liability suffered by them or arising out of their activities as directors and officers of the Registrant if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a) See the Index of Exhibits, below.

         (b) The undersigned registrant hereby undertakes to submit the Plan and any amendment to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under
Section 401 of the Internal Revenue Code.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes to:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;
                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;
                           (iii) Include any material information on the plan of
distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona, on the 15th day of September, 2000.

                                        What's For Free Technologies, Inc.



                                       By: /s/ Jan Olivier
                                           -------------------------------------
                                               Jan Olivier
                                               Chairman, Chief Executive Officer
                                               and Interim President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


      NAME                           TITLE                           DATE
      ----                           -----                           ----



/s/ Jan Olivier               Chairman, Chief Executive       September 15, 2000
---------------------------   Officer, and Interim President
Jan Olivier                   Principal Executive Officer and
                              Principal Financial Officer)


/s/ Dr. Claus Wagner-Bartak
---------------------------   Director                        September 15, 2000
Dr. Claus Wagner-Bartak


/s/ Wynn J. Bott
---------------------------   Chief Financial Officer         September 15, 2000
Wynn J. Bott

                                  EXHIBIT INDEX



Exhibit Number               Exhibit Description
--------------               -------------------

4                            What's For Free Technologies, Inc. 2000 Stock
                             Incentive Plan

5                            Opinion of John Brewer, Esq.

23                           Consent of Timothy L. Steers, Certified
                             Public Accountant, LLC

23.1                         Consent of John Brewer, Esq. included in Exhibit 5